Exhibit 10.1

October 26, 2010

Mr. James T. Breedlove

Dear Jim:

I am pleased to inform you that the Compensation and Management Development Committee of Praxair, Inc.’s Board of Directors has approved the clarification, described below, of the supplemental nonqualified pension benefit to be provided to you in connection with your continued employment with Praxair beyond your attainment of age 62.

As you know, pursuant to your offer letter dated as of October 5, 2004 and amended as of October 19, 2004 (the “Offer Letter”), following your termination of employment after attaining age 62 and completing five years of service, Praxair agreed to provide you with (a) a lifetime minimum retirement benefit of not less than $150,000 per year when combined with your annual retirement benefits from General Electric, and (b) retiree medical coverage as made available to eligible retirees under the Praxair traditional retirement plan (the plan made available to employees hired prior to May 1, 2002), with the Praxair plan coverage supplementing any coverage you are eligible to receive from General Electric (if any). This is to clarify that the $150,000 annual minimum benefit will be comprised of the following components: (a) your standard Account-Based accrued retirement benefits under the Praxair Pension Plan, the Praxair, Inc. Supplemental Retirement Income Plans A and B (collectively, the “SRIP”), and the Praxair, Inc. Equalization Benefit Plan, in each case determined and payable in accordance with the terms of the respective plan based upon your actual Praxair service and plan-eligible compensation; (b) your aggregate annual retirement benefits payable from General Electric (estimated to be approximately $37,000 annually); and (c) if necessary, a supplemental benefit payable under the SRIP equal to $150,000 less the sum of the benefits payable pursuant to (a) and (b) above.

In addition to the minimum annual benefit described above, Praxair will make an annual credit of $113,000 on each of October 31, 2010, October 31, 2011 and October 31, 2012 to a notional account established for your benefit under the SRIP B, provided that you remain continuously employed by Praxair at all times during the twelve-month period immediately preceding the respective October 31st crediting date referenced in this sentence. This notional account will accumulate interest annually at the same 30-year Treasury rate applicable to your Account-Based benefits under the SRIP. Other than such interest, no additional amounts will be credited to this notional account under the terms of this letter after the earlier of your termination of employment with Praxair for any reason or October 31, 2012. Praxair will make a cash lump sum payment to you equal to the balance in this notional account at such time and subject to all of the same terms and conditions as your standard Account-Based benefit under the SRIP B.

Sincerely,

Praxair, Inc.

By: /s/ Stephen F. Angel

Stephen F. Angel

Chairman, President &

Chief Executive Officer